Exhibit 99.1

BluSky AI Inc. (OTCID: BSAI) Signs Letter of Intent to Lease Strategic Site in Mulhall, Oklahoma for Modular AI Infrastructure Expansion

Salt Lake City, Nov. 04, 2025 (GLOBE NEWSWIRE) — BluSky AI Inc. (OTCID: BSAI), a leading developer of prefabricated modular AI infrastructure and GPU-as-a-Service platforms, is pleased to announce the execution of a non-binding Letter of Intent (LOI) for the lease of approximately five acres of land located in Mulhall, Oklahoma.

This strategic site is positioned to support BluSky AI’s next phase of modular data center deployment, enabling scalable AI compute capacity in energy-rich regions. The LOI outlines the preliminary terms for a long-term lease agreement, including:

●	Site Details: Approximately 5 acres to be sited with defined west and south boundaries, inclusive of all necessary rights-of-way and utility easements. Final boundaries to be confirmed via survey.

●	Lease Structure: Initial base rent of $4,000/month, escalating with installed power capacity. Upon module activation, BluSky AI will pay $2,500 per MW/month for up to 16.3 MW, and $1,000 per MW/month for any additional capacity secured by the lessor.

●	Example Scenario: For 11 MW installed and used, total monthly rent would be $30,000, inclusive of base and power-linked rent.

●	Term & Conditions: 10-year lease with two optional 5-year extensions. A 150-day inspection period is granted for due diligence. If module installation does not commence within 15 months of lease execution, either party may cancel without further obligation.

●	Site Improvements: BluSky AI will be responsible for all necessary modifications, engineering, permitting, and infrastructure upgrades to support its modular deployment.

Trent D’Ambrosio, CEO of BluSky AI Inc., commented,”This LOI marks another milestone in our mission to democratize access to AI compute. Mulhall, Oklahoma offers the right mix of energy availability, community partnership, and strategic location to support our modular infrastructure vision. We’re grateful to Don and Patsy Diehl for their collaboration and look forward to finalizing the lease agreement.”

The proposed site aligns with BluSky AI’s broader strategy to expand across energy-rich corridors in the western United States, supporting high-density compute modules with auditable, agentic orchestration.

BluSky AI addresses the universal need for compute power—positioning itself as a foundational layer in the AI revolution. Its infrastructure-first approach enables clients to focus on innovation while the company delivers the critical backbone, powering tomorrow’s breakthroughs.

Inquiries or program details, contact:

Trent D’Ambrosio

CEO, BluSky AI Inc.

trentdambrosio@bluskyaidatacenters.com

www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing speed-to-market and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential impact and usage of the Company’s. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.